Exhibit 14.7

Annual CEO Certification
(Section 303A.12(a))

As the Chief Executive officer of The Fairchild Corporation, and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Section 303A Annual Written Affirmation.

By:	/s/ JEFFREY STEINER

Print Name:	Jeffrey J. Steiner

Title:	Chief Executive Officer

Certification Is:	Without Qualification

Date:	March 24, 2006